1 Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. This announcement is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy securities in the United States or in any other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Neither this announcement nor anything herein forms the basis for any contract or commitment whatsoever. Neither this announcement nor any copy hereof may be taken into or distributed in the United States. The securities referred to herein have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. No public offer of securities is to be made by the Company in the United States. (incorporated in the Cayman Islands with limited liability) (Stock Code: 1128 and Debt Stock Code: 5279, 5280) REDEMPTION OF SENIOR NOTES DUE 2021 (DEBT STOCK CODE: 5983) Reference is made to the announcement of Wynn Macau, Limited (the “Company”) dated 11 October 2013 and 14 March 2014 (the “2021 Notes Announcements”) in relation to 5.250% senior notes due 2021 (the “2021 Notes”) and the announcement of the Company dated 20 September 2017 (the “Tender Offer Results Announcement”, together with the 2021 Notes Announcements, the “Announcements”) in relation to the results of tender offer for repurchase of the 2021 Notes. Unless otherwise defined, capitalized terms used herein shall have the same meanings as defined in the Announcements. As at the date of this announcement, approximately US$946.1 million principal amount of the 2021 Notes, representing approximately 70.08% of the US$1,350 million total aggregate principal amount of the 2021 Notes outstanding as at such date, had been validly tendered and not validly withdrawn. 2021 Notes repurchased by the Company pursuant to the Tender Offer will be cancelled. Pursuant to the terms of the indenture dated as of 16 October 2013 (as amended or supplemented from time to time) and entered into between the Company and Deutsche Bank Trust Company Americas as Trustee (the “Trustee”) in connection with the issuance of the 2021 Notes, the Company announces today that it has informed the Trustee and holders of the 2021 Notes that all of the outstanding 2021 Notes will be redeemed in full on 20 October 2017 (the “Redemption Date”) at a redemption price equal to 102.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date. Exhibit 99.1

2 As of the date of this announcement, the outstanding principal amount of the 2021 Notes is approximately US$403.9 million. Upon redemption of the outstanding 2021 Notes on the Redemption Date, the 2021 Notes will be cancelled. By Order of the Board Wynn Macau, Limited Stephen A. Wynn Chairman Hong Kong, 21 September 2017 As at the date of this announcement, the Board comprises Stephen A. Wynn, Ian Michael Coughlan and Linda Chen (as Executive Directors); Matthew O. Maddox and Kim Sinatra (as Non-Executive Directors); Allan Zeman, Nicholas Sallnow-Smith, Bruce Rockowitz and Jeffrey Kin-fung Lam (as Independent Non-Executive Directors).